UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HERON LAKE BIOENERGY, LLC
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Soliciting Materials

On February 19, 2013, Heron Lake BioEnergy, LLC (the Company”) filed with the Securities and Exchange Commission and mailed to its members a Definitive Proxy Statement (the “Proxy Statement”) for the Company’s Special Meeting of Members scheduled to be held at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, on Wednesday, March 6, 2013 at 10:00 a.m. local time.

The Proxy Statement includes a proposal to approve the sale of substantially all of the Company’s assets to Guardian Energy Heron Lake, LLC (“Guardian”) pursuant to the terms and conditions of an Asset Purchase Agreement, dated as of January 22, 2013 (the “Asset Purchase Agreement”), by and between the Company, as seller, and Guardian, as buyer (the “asset sale”).

The Company believes that there may be delays in the closing of the asset sale due to the time requirements for Guardian to register with the United States Environmental Protection Agency (“EPA”) as a RIN-generating domestic producer of renewable fuel.

If the Company’s members approve the asset sale at the Special Meeting and there are anticipated delays in the closing of the asset sale beyond March 31, 2013 (the current outside closing date under the Asset Purchase Agreement) due to the EPA registration requirement, the Company may seek amendments to the Asset Purchase Agreement and to the forbearance agreement with AgStar Financial Services, PCA to extend the outside closing date by up to 60 days to allow for completion of Guardian’s EPA registration.  The Company would also seek to have any delay in the closing of the asset sale due to the EPA registration requirement be economically neutral to the Company during the delay period.